Exhibit 99.(k)(5)

MANAGEMENT FEE WAIVER AGREEMENT ADDENDUM

December 9, 2024

MA Specialty Credit Income Fund

3 W Main St., Suite 301

Irvington, New York 10533

Dear Ladies and Gentlemen:

This addendum to the management fee waiver agreement (the “Agreement”) between MA Specialty Credit Income Fund (the “Fund”) and MA Asset Management, LLC (“MA”) will confirm that the Expiration Date (as defined in the Agreement) shall in no instance be sooner than December 31, 2025.

If the foregoing correctly sets forth the agreement between the Fund and MA, please so indicate by signing and returning to the Fund the enclosed copy hereof.

Very truly yours,

MA SPECIALTY CREDIT INCOME Fund

By:	/s/ Paul Grady
Name: Paul Grady
Title: Principal Financial Officer

ACCEPTED:

MA ASSET MANAGEMENT, LLC

By:	/s/ Ashees Jain
Name: Ashees Jain
Title: Authorized Signatory

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